Exhibit No. 2
                                                                 -------------

FOR IMMEDIATE RELEASE
---------------------

FOR:                          DONNKENNY, INC.

APPROVED BY:                  Harvey Appelle
                              Chairman
                              212-730-7770

CONTACT:                      Investor Relations:
                              David Walke/Shannon Moody
                              Press:  Michael McMullan
                              Morgen-Walke Associates, Inc.
                              212-850-5600

                 DONNKENNY, INC. ADOPTS SHAREHOLDER RIGHTS PLAN
                 ----------------------------------------------

            New York, N.Y., April 2, 1998 -- Donnkenny, Inc. (Nasdaq: DNKY) today announced that its Board of Directors has adopted a Shareholder Rights Plan. The plan is designed to preserve shareholder value in the event an attempt is made to acquire control of the Company without an offer of fair value.

            Harvey Appelle, Chairman of Donnkenny, Inc. commented, "Our Board of Directors believes that this Shareholder Rights Plan represents a sound and reasonable means of safeguarding the interests of shareholders. This Plan seeks to ensure that shareholders realize the long-term value of their investment, and should encourage anyone seeking to acquire the Company to treat all shareholders equally and to negotiate with the Board prior to a takeover attempt."

            Under the terms of the Plan, shareholders of record at the close of business on April 13, 1998, will receive a dividend distribution of one common share purchase right for each outstanding share of the Company's common stock held. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15 percent or more of Donnkenny's voting stock, or if a party announces an offer to acquire 15 percent or more. The rights will expire on April 1, 2008.

            Each right will entitle shareholders to buy one-hundredth of a share of a new series of preferred stock at an exercise price of $14.00. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either Donnkenny stock or shares in an "acquiring entity" at half of market-value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Company's outstanding voting stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the acquiring person or group, which will become void) or shares of the Company's common stock on a one-for-one basis. The Company will be entitled to redeem the rights at $0.01 per right at any time until the tenth day following the acquisition of a 15 percent position in its voting stock.

            Details of the Shareholder Rights Plan will be outlined in a letter to be mailed to shareholders.

            Donnkenny Inc. designs, manufactures, imports and markets women's and children's apparel.

      Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, a softening of retailer or consumer acceptance of the Company's products or pricing pressures and other competitive factors. These and other risks are more fully described in the Company's 10-K and 10-Q filings with the Securities and Exchange Commission.



                                       ###



                                        2